Exhibit 24(b)(8.113)
RULE 22C-2 AGREEMENT

This AGREEMENT, effective November 2, 2007, between NYLIFE Distributors LLC and NYLIM
Service Company LLC (NYLIFE Distributors LLC and NYLIM Service Company LLC are
collectively referred to herein as “Fund Service Provider”) (the “Fund Service Provider”) as
principal underwriter and the transfer agent for each of the funds listed on the attached Schedule A
(the “Funds”) and ING Life Insurance and Annuity Company, ING National Trust, ING USA
Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance
Company of New York, and Systematized Benefits Administrators Inc. (individually an
“Intermediary” and collectively the “Intermediaries”).

WHEREAS, the Fund Service Provider and the Intermediary have entered into a fund participation and/or selling and service agreement dated [November 8, 2007];

WHEREAS, the Intermediaries have adopted policies and procedures to monitor and deter excessive trading activity with in the mutual funds, including the Fund, available through the variable annuity, variable life insurance and variable retirement plan products which the
Intermediaries offer;

WHEREAS, the Fund has adopted policies and procedures to protect the Fund and their respective shareholders from potentially harmful frequent trading;

WHEREAS, such policies and procedures include reserving the right to reject certain transactions initiated by variable annuity, variable life insurance and variable retirement plan contract owners;

WHEREAS, this Agreement is being entered into to assist the Funds in meeting their goal of restricting potentially harmful frequent trading within the Fund;

WHEREAS, the parties desire to otherwise comply with the requirements under Rule 22c-2 of the
Investment Company Act of 1940, as amended (“Rule 22c-2”); and

WHEREAS, SEC Rule 22c-2 requires financial intermediaries transacting in mutual fund shares to agree in writing with a Fund or its principal underwriter to provide the Fund with certain underlying shareholder data and to abide by instructions for the Fund related to those shareholders.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund Service Provider and the Intermediaries hereby agree as follows:

A. Definitions. For the purposes of this agreement.

1. The term “Fund” shall mean an open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term does not include any
“excepted funds” as defined in SEC Rule 22c-2 under the Investment Company Act of 1940.

2. The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediaries and available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the “Variable Products”).

3. The term “Shareholder” means the holder of interests in a variable annuity, variable life insurance or variable retirement plan contract issued by the Intermediary.

4. The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a
Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable
Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.

5. The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product out of a Fund, but does not include transactions that are executed: (i)
automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product.

6. The term “written” includes electronic writings and facsimile transmissions.

B. Agreement to Provide Shareholder Information.

1. Each Intermediary agrees to provide the Fund Service Provider, upon written request, the following shareholder information involving the Funds:

a. The taxpayer identification number (“TIN”) or any other government issued identifier, if known, that would provide acceptable assurances of the identity of each shareholder that has purchased, redeemed, transferred or exchanged shares of a Fund through an account directly maintained by the
Intermediaries during the period covered by the request;

b. The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and

c. Any other data mutually agreed upon in writing.

2. Unless otherwise specifically requested by the Fund Service Provider, the
Intermediaries shall only be required to provide information relating to Shareholder-Initiated
Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

3. Requests to provide Shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the
Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.

4. The Intermediaries agree to provide, promptly upon written request of the Fund
Service Provider the Shareholder information requested. If requested by the Fund Service Provider, the Intermediaries agree to use best efforts to determine promptly whether any specific person about whom they have received Shareholder information is itself a financial intermediary (“indirect intermediary”) and, upon further written request of the Fund Service Provider, promptly either (i)
provide (or arrange to have provided) Shareholder information for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing shares, in nominee name on behalf of other persons, securities issued by a Fund.
Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any Shareholder Information provided to the Fund Service Provider should be consistent with the NSCC Standardized Data
Reporting Format.

C. Agreement to Restrict Trading.

1. Each Intermediary agrees to execute written instructions from the Fund Service
Provider to restrict or prohibit further purchases or exchanges involving Fund shares by a
Shareholder who has been identified by the Fund Service Provider as having engaged in transactions in shares of a Fund (through an account directly maintained by the Intermediary) that violate the policies and procedures established by the Funds for the purposes of eliminating or reducing frequent trading of Fund shares. Unless otherwise directed by the Fund Service Provider, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or
Shareholder-Initiated Transfer Redemptions that are effected directly through the Intermediary.

2(a) For those Shareholders whose information is on the Intermediaries’ books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund
Service Provider or its designee to restrict or prohibit trading as soon as reasonably practicable after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund Service Provider as soon as reasonably practicable after the instructions have been executed.

2(b) For those Shareholders whose information is not on the Intermediaries’ books and records the Intermediaries agree to execute or have executed the written instructions from the Fund
Service Provider to restrict or prohibit trading as soon as reasonably practicable after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund
Service Provider as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a
Shareholder, upon the Fund Service Providers’ written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the indirect intermediary.

3. Instructions to restrict or prohibit further purchases or exchanges involving Fund shares must include:

a.	The reason for requesting the restriction(s) and/or prohibition(s), supporting details regarding the transaction activity which resulted in the restriction(s) and/or prohibition(s)s and the applicable sections of the Fund’s frequent trading policy and procedures that have been violated;
b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;
c.	The TIN or any other government issued identifier, if known by the Fund Service Provider, that would help the Intermediaries determine the identity of affected Shareholder(s); and
d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected Shareholder’s Variable Products, only the type of Variable Product(s) through which the affected shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in some other respect. In absence of direction from the Fund Service Provider in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to the Intermediary’s Variable Product(s) through which the affected Shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).

The Fund Service Provider agrees to reimburse the Intermediaries for reasonable costs they incur directly resulting from: (1) complying with requests to provide the Fund Service Provider with
Shareholder information that is older than one year or (2) requests by the Fund Service Provider to implement non-routine purchase restrictions such as blocking new money through payroll/ACH deposits.

D. Limitation on Use of Information.

The Fund Service Provider agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither the Fund Service Provider nor any of its affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. The
Fund Service Provider will take such steps as are reasonably necessary to ensure compliance with this obligation.

If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v)
cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents)
harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this
Agreement.

In the event that a party to this Agreement is required by legal process, law, or regulation to disclose any information received or provided pursuant to this Agreement, the party shall provide to the other party with prompt written notice of such requirement as far in advance of the proposed disclosure as possible so that the other party (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.

E. Prior Agreements.

The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control. This
Agreement will terminate upon termination of the fund participation and/or selling and service agreements.

F. Notices.

1. Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:

a. If to Intermediaries, to:

ING U.S. Financial Services
Attention: [Jacqueline Salamon]
Address: [151 Farmington Avenue]
[Hartford, CT 06156-8975]
Phone: [860-723-2242]
Fax: [860-723-2214]
Email: [Jacqueline.Salamon@us.ing.com]

b.	If to the Fund Service Provider, to:

NYLIM Service Company
Attention: Mary Ann Aull
Address: 169 Lackawanna Avenue
Parsippany, NJ 07054
Phone: 973-394-4285
Fax: 973-394-4625
Email: mary_ann_aull@nylim.com

With a copy to Marguerite Morrison at the same address.

2. The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name and	Jacqueline Salamon
and Title:	Authorized Representative	Title:	Authorized Representative
ING National Trust		NYLIM Service Company LLC
By:	/s/ Jacqueline Salamon	By:	/s/ Robert Brady
Name	Jacqueline Salamon	Name	Robert Brady, President
and Title:	Authorized Representative	and Title:
ING USA Annuity and Life Insurance		NYLIFE Distributors LLC
Company
By:	/s/ Jacqueline Salamon	By:	/s/ Michael Coffey
Name	Jacqueline Salamon	Name and	Michael Coffey, Managing
and Title:	Authorized Representative	Title:	Director
ReliaStar Life Insurance Company
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative
ReliaStar Life Insurance Company of New
York
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

Schedule A

  The available series and classes of open-end investment companies sponsored, advised or administered by New York Life Investment Management LLC for which NYLIFE
  Distributors LLC serves as principal underwriter.

A-1